                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               IOMEGA CORPORATION
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

--------------------------------------------------------------------------------

                               IOMEGA CORPORATION
                              1821 West Iomega Way
                                Roy, Utah 84067
              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                           ON TUESDAY, APRIL 23, 1996

    The Annual Meeting of Stockholders of Iomega Corporation (the "Company") will be held at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah 84101 on Tuesday, April 23, 1996 at 11:00 a.m., local time, to consider and act upon the following matters:

    1. To elect nine directors for a one-year term.

    2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current year.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on February 26, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors,
                                          DONALD R. STERLING, SECRETARY

Roy, Utah
March 8, 1996

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               IOMEGA CORPORATION
                              1821 West Iomega Way
                                Roy, Utah 84067
             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 1996

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Iomega Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on April 23, 1996 and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

    At the close of business on February 26, 1996, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 58,948,030 shares of Common Stock of the Company (constituting all of the outstanding voting stock of the Company). Holders of Common Stock are entitled to one vote per share.

    The Company's Annual Report for 1995 was mailed to stockholders, along with these proxy materials, on or about March 8, 1996.

    All share and per share price information set forth herein reflects the 3-for-1 stock split effected by the Company in the form of a 200% Common Stock dividend paid on January 31, 1996 to stockholders of record at the close of business on January 15, 1996.

VOTES REQUIRED

    The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

    The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required to ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current year. Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the matters being presented for stockholder action at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information, as of January 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director or nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all directors and executive officers of the Company as of January 31, 1996 as a group:

                                                                                 NUMBER OF SHARES     PERCENTAGE
                                                                                   BENEFICIALLY     OF OUTSTANDING
BENEFICIAL OWNER                                                                     OWNED(1)          SHARES(2)
-------------------------------------------------------------------------------  -----------------  ---------------
Idanta Partners Ltd. (3).......................................................         7,989,678          13.6%
  4660 La Jolla Village Drive
   Suite 775
   San Diego, CA 92122
Willem H.J. Andersen (4).......................................................            21,510          *
Robert P. Berkowitz............................................................                 0            --
Anthony L. Craig...............................................................            63,750          *
David J. Dunn (5)..............................................................         8,331,414          14.1%
Kim B. Edwards (6).............................................................           735,525           1.2%
Michael J. Kucha (7)...........................................................            37,758          *
John R. Myers (8)..............................................................            21,750          *
John E. Nolan, Jr. (9).........................................................            67,500          *
The Honorable John E. Sheehan (10).............................................           306,000          *
Leon J. Staciokas (11).........................................................           645,087           1.1%
Anton J. Radman, Jr. (12)......................................................           663,672           1.1%
Srini Nageshwar (13)...........................................................           228,408          *
Edward D. Briscoe (14).........................................................           202,500          *
All directors and executive officers as a group (20 persons) (15)..............        11,736,798          19.2%

------------------------
*Less than 1%

(1) The inclusion herein of any shares of Common Stock as beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole voting and investment power with respect to the shares listed. In accordance with the rules of the Securities and Exchange Commission (the "Commission"), each person is deemed to beneficially own (i) any shares issuable upon the exercise of stock options held by such person that are currently exercisable or that become exercisable within 60 days after January 31, 1996 (and any reference in these footnotes to shares subject to stock options held by the stockholder in question refers only to such shares) and (ii) any shares issuable to such person under the Company's 1991 Stock Purchase Plan within 60 days after January 31, 1996 (and any reference in these footnotes to shares issuable to the stockholder in question under the 1991 Stock Purchase Plan refers to only such shares).

(2) Number of shares deemed outstanding for purposes of calculating these percentages is comprised of the 58,923,372 shares outstanding as of January 31, 1996, plus any shares subject to stock options held by the person in question and any shares issuable to the person in question under the 1991 Stock Purchase Plan.

(3) David J. Dunn, a director of the Company, Dev Purkayastha and Perse Failey are the general partners of Idanta Partners Ltd. and share voting and dispositive power with respect to such shares.

(4) Includes 18,750 shares subject to a stock option held by Mr. Andersen.

(5) Includes 7,989,678 shares held by Idanta Partners Ltd., of which Mr. Dunn is Managing General Partner, and 341,736 shares held by a family trust, of which Mr. Dunn is trustee.

(6) Includes 496,875 shares subject to stock options held by Mr. Edwards. Also includes 3,000 shares held by Mr. Edwards' wife, as to which shares Mr. Edwards disclaims beneficial ownership.

(7) Includes 7,500 shares held by Mr. Kucha as custodian for his children, as to which shares Mr. Kucha disclaims beneficial ownership. Also includes 258 shares held as co-trustee with his wife, as to which shares Mr. Kucha has shared voting and investment power, and 30,000 shares subject to stock options held by Mr. Kucha.

(8) Includes 18,750 shares subject to a stock option held by Mr. Myers.

(9) Includes 37,500 shares subject to a stock option held by Mr. Nolan.

(10)Includes 93,750 shares subject to a stock option held by Mr. Sheehan. Also includes 66,000 shares held by Mr. Sheehan's wife, as to which shares Mr. Sheehan disclaims beneficial ownership.

(11)Includes 600,000 shares subject to stock options held by Mr. Staciokas. Also includes 25,500 shares held by Mr. Staciokas' wife, as to which shares Mr. Staciokas disclaims beneficial ownership.

(12)Includes 9,675 shares held by Mr. Radman's wife, as to which shares Mr. Radman disclaims beneficial ownership. Also includes 112,506 shares held in trusts as to which Mr. Radman shares voting power, 536,235 shares subject to stock options held by Mr. Radman and 465 shares issuable under the 1991 Stock Purchase Plan.

(13)Includes 225,000 shares subject to stock options held by Mr. Nageshwar and 114 shares issuable under the 1991 Stock Purchase Plan.

(14)Includes 3,000 shares held by Mr. Briscoe's wife and 37,500 shares subject to a stock option held by Mr. Briscoe.

(15)Includes 7,989,678 shares of Common Stock held by Idanta Partners Ltd. Also includes an aggregate of 2,280,030 shares subject to stock options and an aggregate of 1,191 shares issuable under the 1991 Stock Purchase Plan.

                             ELECTION OF DIRECTORS

    The persons named in the enclosed proxy will vote to elect as directors the nine nominees listed below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees are currently directors of the Company. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

NOMINEES

    Set forth below for each nominee are his name and age, his positions with the Company, his principal occupation and business experience during the past five years, and the year of the commencement of his term as a director of the
Company:

    WILLEM H. J. ANDERSEN, age 55, has been a director of the Company since 1994. Mr. Andersen has been a private consultant since February 1995. From June 1992 until February 1995, he was Chief Executive Officer and a director of Comlinear Corporation, a semi-conductor manufacturer. From November 1986 until June 1992, he was Chief Executive Officer of Laser Magnetic Storage International Company, a designer and manufacturer of optical and tape mass-storage equipment. Mr. Andersen is a director of Analytical Survey, Inc.

    ROBERT P. BERKOWITZ, age 60, has been a director of the Company since 1983. Mr. Berkowitz has been a private consultant since March 1992. From August 1991 until March 1992, he was President and Chief Executive Officer of CimTelligence Systems, a developer of process planning software for the manufacturing industry. Previously, he had been a private investor and a writer since August 1988.

    ANTHONY L. CRAIG, age 50, has been a director of the Company since 1990. Mr. Craig has been President and Chief Executive Officer of Global Knowledge Network Incorporated, a worldwide provider of learning services for corporate information systems and technology, since February 1996. From October 1993 to January 1996, he was Vice President, Worldwide Sales Operations of Digital Equipment Corporation, a computer manufacturer. He was Senior Vice President, International of Oracle Corporation, a computer software company, from June 1992 until June 1993. From March 1992 until June 1992, he was a private investor.
Previously, from June 1990 until February 1992, he was President and Chief Executive Officer of C3, Inc., a manufacturer of custom computing workstations. He is a director of Bell Industries, Inc.

    DAVID J. DUNN, age 65, has been Chairman of the Board of Directors since 1980. Mr. Dunn has been Managing General Partner of Idanta Partners Ltd., a venture capital firm, since 1971.

    KIM B. EDWARDS, age 48, joined the Company as President and Chief Executive Officer in January 1994. Mr. Edwards served as President and Chief Executive Officer of Gates Energy Products, Inc., a manufacturer of rechargeable batteries and the successor of General Electric Battery Division, from March 1993 to December 1993. From January 1987 until March 1993, Mr. Edwards served in various other executive positions for Gates Energy Products Inc., including Vice President and General Manager of its Consumer Business Unit and Vice President of Marketing and Sales. Prior to that Mr. Edwards was employed for 18 years at General Electric Company in various marketing and sales positions.

    MICHAEL J. KUCHA, age 54, has been a director of the Company since 1980. Mr. Kucha has been President and Chief Executive Officer of ERISS Corporation, an information services company, since January 1996. He has also been President of Melvin C. Dill Co., Inc., a manufacturer of industrial labels, since October 1990. He was a private investor from May 1989 until October 1990. He served as Chief Executive Officer of the Company from January 1987 until May 1989.

    JOHN R. MYERS, age 59, has been a director of the Company since April 1994. Since July 1994, Mr. Myers has been Chairman of Garrett Aviation Services, a provider of modification and upgrade services for corporate jet aircraft. From December 1993 to July 1994, he was a private consultant. From June 1992 until October 1993, he was an executive officer of Thiokol Corporation, a manufacturer of rocket motors and specialty fastener devices, initially serving as Chief Operating Officer and later as Chief Executive Officer. From 1980 until 1992, he was President of Textron Lycoming, a producer of piston and turbine engines. He is a director of Curtiss-Wright Corporation.

    JOHN E. NOLAN, Jr., age 68, has been a director since 1993. Mr. Nolan has been a Partner at the law firm of Steptoe & Johnson since 1963. He is a director of Hooper Holmes, Inc.

    THE HONORABLE JOHN E. SHEEHAN, age 66, has been a director of the Company since 1990. Mr. Sheehan, an entrepreneur since 1976, is a director and the principal stockholder of several of the privately owned enterprises which he founded. He is Chairman and Chief Executive Officer of Rhome Management Co., which provides oversight to his various corporate interests. He is also a member of the Board of Trustees for the Harvard Business School Alumni Association and Chairman of the Board of Trustees of the U.S. Naval Academy Alumni Association. Mr. Sheehan is a former member, Board of Governors of the Federal Reserve System.

BOARD AND COMMITTEE MEETINGS

    The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee met four times during 1995, to review the effectiveness of the auditors during the annual audit, to discuss the Company's internal accounting control policies and procedures and to consider and recommend the selection of the Company's independent auditors. The current Audit Committee members are Messrs. Berkowitz (Chairman), Kucha and Nolan.

    The Company has a standing Compensation Committee of the Board of Directors, which is responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors and for administering the Company's employee stock option, stock purchase, cash bonus and other employee benefit plans. The Compensation Committee also authorizes stock option grants under the 1987 Stock Option Plan and administers the 1995 Director Stock Option Plan. The Compensation Committee met nine times and acted by written consent on twenty occasions during 1995. The current members of the Compensation Committee are Messrs. Sheehan (Chairman), Craig, Andersen and Myers.

    The Company has a standing Nominating Committee of the Board of Directors, which provides recommendations to the Board regarding nominees for director. The Nominating Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Assistant Secretary of the Company, at the principal offices of the Company, who will forward such recommendations to the Nominating Committee for consideration. The Nominating Committee did not meet during 1995. The current members of the Nominating Committee are Messrs. Dunn and Kucha.

    The Company has a standing Executive Committee of the Board of Directors, which reviews certain issues relating to the Company's business between meetings of the full Board of Directors. The Executive Committee met twice during 1995. The current members of the Executive Committee are Messrs. Dunn (Chairman), Craig, Edwards, Kucha and Myers.

    The Board of Directors met six times and acted by written consent on four occasions during 1995. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

DIRECTORS' COMPENSATION

    The Chairman of the Board receives an annual director's fee of $100,000. Other directors who are not employees of the Company receive a director's fee of $15,000 per year and $1,500 per meeting attended. In addition, directors who are members of standing committees receive $5,000 per year and $1,500 per meeting attended (unless a standing committee meeting and a one-day Board meeting are held on the same day, in which case only one $1,500 payment for attendance is made); the Chairman of the Audit Committee receives an annual fee of $8,000; and the Chairman of the Compensation Committee receives an annual fee of $4,000. Directors who are employees of the Company receive no director's fees. All directors are reimbursed for certain Company-related out-of-pocket expenses.

    In 1995, Mr. Myers received consulting fees from the Company in the aggregate amount of approximately $6,500 for consulting services performed by him for the Company regarding production issues.

    In 1995, the Board of Directors adopted, and the stockholders approved, the 1995 Director Stock Option Plan (the "1995 Director Plan"), which currently provides for the grant to each non-employee director of the Company, upon initial election as a director, of an option to purchase 37,500 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant. No options have been granted under the 1995 Director Plan, which provides for the issuance of a maximum of 600,000 shares of Common Stock. The 1995 Director Plan replaced the 1987 Director Option Plan, under which options for an aggregate of 750,000 shares of Common Stock were granted to eight directors.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION

    The following table sets forth certain information concerning the compensation in each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers serving during the fiscal year ended December 31, 1995 (collectively, the "Named Executive Officers"):

                                                                                     LONG-TERM COMPENSATION
                                                                                     -----------------------
                                                        ANNUAL COMPENSATION
                                                -----------------------------------          AWARDS
                                                                          OTHER      -----------------------
                                                                         ANNUAL      RESTRICTED  SECURITIES     ALL OTHER
             NAME AND                                        BONUS    COMPENSATION     STOCK     UNDERLYING   COMPENSATION
        PRINCIPAL POSITION             YEAR      SALARY       (1)          (2)       AWARDS (3)  OPTIONS (4)       (5)
-----------------------------------  ---------  ---------  ---------  -------------  ----------  -----------  -------------
Kim B. Edwards (6).................       1995  $ 240,000  $ 160,000       --        $1,000,500           0    $   4,500
  President, Chief                        1994  $ 240,000  $ 160,000   $  79,569(7)  $        0     937,500    $     650
  Executive Officer
Leon J. Staciokas..................       1995  $ 222,369  $ 155,423       --        $        0           0    $   4,500
  Senior Vice President,                  1994  $ 219,001  $  76,650       --        $        0           0    $     650
  Chief Internal                          1993  $ 200,542  $  30,000       --        $        0           0    $     650
  Operating Officer
Anton J. Radman, Jr................       1995  $ 172,653  $ 120,652       --        $        0           0    $   4,500
  Senior Vice President,                  1994  $ 168,852  $  74,090       --        $        0           0    $     650
  Strategic Business Development          1993  $ 155,605  $  44,990       --        $        0           0    $     650
Srini Nageshwar....................       1995  $ 166,149  $  96,819       --        $        0           0    $ 283,861(8)
  Senior Vice President,                  1994  $ 157,326  $  60,561       --        $        0           0    $  52,191(8)
  Europe                                  1993  $ 150,801  $       0       --        $        0           0    $  51,090(8)
Edward D. Briscoe (9)..............       1995  $ 134,000  $ 172,500   $ 140,036(7)  $        0     150,000    $   4,500
  Vice President, Sales

------------------------

 (1)Represents for 1995, amounts paid under the 1995 Iomega Incentive Plan, other than amounts paid to Mr. Edwards, which were paid pursuant to the terms of a separate bonus plan, and a signing bonus of $10,000 paid to Mr. Briscoe.

 (2)In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executive Officer for such year.

 (3)On January 25, 1996, the Compensation Committee voted to grant Mr. Edwards the maximum number of shares of stock (60,000) issuable under his 1995 bonus arrangement, which had previously been adopted by the Compensation Committee. The amount shown is the fair market value of such shares as of January 25, 1996. One-third of such shares will be issued to Mr. Edwards on each of January 25, 1997, 1998 and 1999 for a purchase price equal to par value, provided that Mr. Edwards continues to be employed by the Company.

    Certain of the Named Executive Officers remain eligible to receive shares of Common Stock issuable as a "retention premium" under the Company's 1991 Stock Purchase Plan with respect to years prior to 1993. Such shares vest and are issued in equal annual installments over a period of four years from the date of grant. The following table sets forth for each such Named Executive

    Officer the number of unvested retention premium shares as of December 31, 1995 and the value of such shares based on the last reported sale price of the Company's Common Stock on December 30, 1995 ($16.21):

                                                                                                TOTAL UNVESTED
                                                                                              RETENTION PREMIUM
                                                                                            SHARES AS OF 12/31/95
                                                                                            ----------------------
                                                                                              NUMBER       VALUE
                                                                                            -----------  ---------
    Mr. Radman............................................................................         732   $  11,866
    Mr. Nageshwar.........................................................................         363   $   5,884

    The number of retention premium shares vesting for Messrs. Radman and Nageshwar in 1996 and 1997, respectively, are as follows: Mr. Radman (594 and 138) and Mr. Nageshwar (249 and 114).

    Since neither the retention premium shares nor the shares issuable to Mr. Edwards will be issued until the date they vest, no cash dividends are payable with respect to such shares while they are not vested.

 (4)Reflects the number of shares covered by options to purchase Common Stock granted during the year indicated. The Company has never granted any stock appreciation rights ("SARs").

 (5)Except   as   otherwise   indicated,  represents   the   Company's  matching
    contribution under the Iomega Retirement and Investment Savings Plan (the "IRIS Plan").

 (6)Mr. Edwards joined the Company as President and Chief Executive Officer on January 1, 1994.

 (7)Consists of relocation expenses.

 (8)Consists of amounts related to overseas assignment, including, for 1995, $212,855 in tax-related expenses, and $4,500, $650 and $650 for 1995, 1994 and 1993, respectively, representing the Company's annual matching contribution under the IRIS Plan.

 (9)Mr. Briscoe joined the Company as Vice President, Sales in January 1995.

OPTION GRANTS, EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 1995:

                                                    INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                                        -----------------------------------------               VALUE AT ASSUMED ANNUAL
                                          NUMBER OF     PERCENT OF                                RATES OF STOCK PRICE
                                         SECURITIES    TOTAL OPTIONS                            APPRECIATION FOR OPTION
                                         UNDERLYING     GRANTED TO    EXERCISE OR                       TERM (1)
                                           OPTIONS     EMPLOYEES IN   BASE PRICE   EXPIRATION   ------------------------
NAME                                       GRANTED      FISCAL YEAR    PER SHARE      DATE          5%           10%
--------------------------------------  -------------  -------------  -----------  -----------  -----------  -----------
Mr. Edwards...........................           0          --            --           --           --           --
Mr. Staciokas.........................           0          --            --           --           --           --
Mr. Radman............................           0          --            --           --           --           --
Mr. Nageshwar.........................           0          --            --           --           --           --
Mr. Briscoe...........................     150,000(2)        14.7%     $    1.13       1/1/05   $   106,286  $   269,350

------------------------

(1) Amounts represent hypothetical gains that could be achieved for the option if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the option was granted to its expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the option is exercised.

(2) Option vests 25% per year beginning with the first anniversary of the date of grant.

    The following table sets forth, for each of the Named Executive Officers, the number of shares acquired on exercise of options during the fiscal year ended December 31, 1995, the aggregate dollar value realized upon such exercise and the number and value of unexercised options held by each such officer on December 31, 1995:

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING            VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                       SHARES                    AT FISCAL YEAR-END       AT FISCAL YEAR-END (2)
                                     ACQUIRED ON     VALUE     -----------------------  ---------------------------
NAME                                  EXERCISE    REALIZED (1) EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
-----------------------------------  -----------  -----------  -----------------------  ---------------------------
Kim B. Edwards.....................           0       --             346,875/590,625    $      5,364,910/$9,107,446
Leon J. Staciokas..................           0       --             600,000/      0    $       9,305,203/$       0
Anton J. Radman, Jr................           0       --             536,235/ 22,500    $       8,281,960/$  81,601
Srini Nageshwar....................     150,000    $ 899,055         225,000/ 30,000    $       3,275,250/$ 108,801
Edward D. Briscoe..................           0       --                   0/150,000    $              0/$2,262,495

------------------------

(1) Based on the fair market value of the Common Stock on the date of exercise less the option exercise price.

(2) Based on the fair market value of the Common Stock on December 31, 1995 ($16.21), less the option exercise price.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    In connection with his employment as the Company's President and Chief Executive Officer beginning January 1, 1994, the Company entered into an employment agreement with Mr. Edwards. Under this agreement, Mr. Edwards' initial annual base salary was set at $240,000. The agreement provides for severance pay of up to 12 months of Mr. Edwards' base salary if he is discharged by the Company other than for cause.

    Mr. Nageshwar's employment agreement with the Company, which was entered into at the time Mr. Nageshwar became Vice President, Europe, provides that if the Company terminates Mr. Nageshwar for any reason other than for cause within the span of his assignment in Europe, he will be entitled to receive a severance payment equal to six months of his base salary in addition to the reimbursement of certain relocation expenses.

    The Company executed an employment letter with Mr. Briscoe in November 1994, pursuant to which he became Vice President, Sales. The letter provided for a base salary of $130,000, a guaranteed bonus for 1995 of approximately $26,000, a $10,000 signing bonus and the grant of an option to purchase 150,000 shares of Common Stock.

CERTAIN BUSINESS RELATIONSHIPS

    Mr. Nageshwar's spouse is employed by the Company as a Human Resource Manager. During 1995, she received salary and other compensation from the Company totalling approximately DM 123,000 (approximately $86,000 based on the applicable exchange rate on December 30, 1995).

    In September 1993, the Company made an interest-bearing loan in the amount of approximately $679,000 to Fred Wenninger, who served as a member of the Board of Directors of the Company until April 1995. The loan was paid in full with accrued interest during the first quarter of 1995.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised of directors who are not employees of the Company. Messrs. Sheehan, Andersen and Myers served on the Compensation Committee throughout 1995 and Mr. Craig joined in October 1995. The Compensation Committee is responsible for approving the compensation package of each executive officer and recommending it to the Board of Directors. In making decisions regarding executive compensation, the Compensation Committee considers the input of the Company's other directors, including the input of Mr. Dunn, Chairman of the Board of Directors, who generally attends meetings of the Compensation Committee, and, with respect to the compensation of the Company's other executive officers, Mr. Edwards, the Company's Chief Executive Officer and President.

    The Company's executive compensation program consists of a mixture of base salary, cash bonuses and stock awards. In determining the total amount and mixture of the compensation package for each executive officer, the Compensation Committee and the Board subjectively consider the overall value to the Company of each executive in light of numerous factors such as competitive position, individual performance, including the past and expected contribution to the Company's goals of each executive officer, and the Company's long-term needs and goals, including attracting and retaining key management personnel.

    The Company determines base salary for all its employees by reference to grade level rankings based on job content. This system was implemented in 1988 with the assistance of an outside consulting group and is updated annually using a broad-based salary survey provided by the same consultant. Since the companies in this salary survey represent a broader cross-section of U.S. industrial companies than are included in the CRSP Index for Nasdaq Computer Manufacturers Stocks included in the Stock Performance Graph, during 1995 the Compensation Committee also considered a salary survey prepared by a second outside consulting group of technology companies, many of which are included in the CRSP Index for Nasdaq Computer Manufacturers Stocks. For executive officers, the Company targets base salaries to the median of the high technology companies included in these salary surveys. In 1995, the base salaries for the Named Executive Officers were approximately equal to or less than the median for comparable positions (where comparable positions existed) of the companies in these salary surveys.

    All of the Company's executive officers were eligible to receive cash bonuses under the 1995 Iomega Incentive Plan (other than Mr. Edwards who was eligible to receive a bonus under a separate arrangement which is described below). The purpose of the plan was to provide financial incentives for accomplishing Company goals established at the beginning of the year. Under the plan, each eligible participant was assigned a bonus target at the beginning of the year, which represented a specified percentage of the participant's base salary, and was assigned one or more program goals, each of which had associated with it various payoffs, as a percentage of target bonus, tied to the Company's level of success in achieving the goal. Messrs. Staciokas, Radman and Nageshwar were part of the "Corporate Sales & Profit" team, whose goals related to sales volume and operating profit for 1995. In addition, Mr. Nageshwar was part of the "Europe" team, whose goals related to sales volume and operating profit of the Company's European operations for 1995. Participation for Mr. Nageshwar was weighted 75% for the Europe team and 25% for the Corporate Sales & Profit team. Mr. Briscoe, who joined the

Company in 1995, was assigned to the "Rest of the World" team, whose goals related to the Company's sales volume (excluding Europe) for 1995. The bonus target percentage, which was based on grade level ranking, was 35% of base salary for each of Messrs. Radman, Staciokas and Nageshwar and 30% for Mr. Briscoe. Actual bonuses under the plan could range from 0% to 400% of the target bonus.

    Payouts under the 1995 Iomega Incentive Plan were objectively determined in January 1996 based on the level of achievement of the specified goals. Bonus payouts for the Named Executive Officers all exceeded 100% of the target bonus because the Company achieved at least the 100% level of each of the applicable plan goals. Each executive officer who was a participant in the plan was also eligible to receive an additional bonus under the plan if the Company achieved certain levels of sales and pretax income. However, the specified levels were not both achieved, and, accordingly, no payments were made under this portion of the plan (other than $6,500 paid to Mr. Briscoe, whose employment arrangement for 1995 provided for the guaranteed payment of one-half of his $13,000 target bonus amount under this portion of the plan). In addition, Mr. Briscoe received a signing bonus of $10,000 in connection with the commencement of his employment at the Company.

    During 1995, the Compensation Committee continued its general policy of not granting stock options except for recruiting key personnel and in other special circumstances. This policy was originally implemented in 1992 because the Committee believed granting additional options would have a dilutive effect on the Common Stock which was not in the Company's best interest. Consistent with this policy, the Company did not grant any new stock options to the Named Executive Officers during 1995, other than to Mr. Briscoe, who joined the Company in January 1995. In January 1996, the Compensation Committee determined that it would be appropriate to begin granting stock options more broadly and authorized the grant of options at fair market value to approximately 85 employees, including all of the Company's executive officers.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    In connection with his employment in 1994 as the Company's President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Edwards which provided for an initial base salary of $240,000. For 1995, in addition to continuing his base salary at $240,000, the Committee adopted a two stage bonus arrangement for Mr. Edwards. The maximum bonus payable under stage one was a cash payment of $160,000, of which up to $120,000 could be awarded based on the Committee's subjective determination of Mr. Edwards' success in achieving certain specified objectives relating to key business milestones (e.g., new product introductions, formulation of business and financial plan, and implementing certain marketing and manufacturing initiatives) and up to $40,000 would be awarded based on whether the Company achieved certain specified sales and net income levels. The maximum bonus payable under stage two consisted of 60,000 shares of Common Stock (giving retroactive effect to the 3-for-1 stock split effected by means of a 200% stock dividend in January 1996), of which up to 30,000 shares would be awarded based on whether the Company achieved certain specified sales and pre-tax income levels and up to 30,000 shares could be awarded on a subjective basis by the Committee, provided the Company surpassed a specified level of sales in 1995. The maximum number of shares of Common Stock issuable under stage two was determined by dividing $160,000 (which represented the cash amount that the Committee was considering for the stage two bonus, if it were to be payable in cash) by $2.67 (which represented approximately a 20% discount from the market price of the Common Stock at the time the plan was originally conceived).

One-third of the total number of shares awarded under stage two would be issued on each of the first three anniversaries of the date the Committee determined the total number of shares to be issued, provided Mr. Edwards continued to be employed by the Company on the applicable vesting date.

    In January 1996, the Compensation Committee awarded Mr. Edwards the maximum bonus under this arrangement, based on the Company's achievement of each of the specified objective criteria, the Committee's determination that Mr. Edwards had satisfied the subjective criteria and in overall recognition of his excellent performance and the level of corporate performance achieved by the Company in 1995, which included record revenues and a return to profitability. Due to the appreciation in the market price of the Company's Common Stock during 1995, the value of such shares as of January 1996 had significantly increased. The $1,000,500 amount reflected in the Summary Compensation Table reflects the market value of the 60,000 shares as of the date of the Committee's determination in January 1996 that Mr. Edwards had earned the maximum bonus to which he was entitled.

IMPACT OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

    The Company does not believe Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company. However, the shares of Common Stock issued to Mr. Edwards in connection with his stage two bonus will not qualify as "performance-based compensation" within the meaning of Section 162(m). Depending on the market value of such shares on each vesting date and the other compensation paid to Mr. Edwards in each such year, all or a portion of the compensation expense associated with such shares may not be deductible for income tax purposes. Notwithstanding the possibility that this compensation expense may be nondeductible, the Committee believes the award of Mr. Edwards' stage two bonus was in the Company's best interests in light of the fact that the increase in the value of the stage two shares reflects the increase in the value of the Company's Common Stock during 1995, which was due in large part to Mr. Edwards' efforts, and the fact that the award's three-year vesting period is designed to provide an incentive for Mr. Edwards' continued contribution to the Company. The Compensation Committee reviews the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with
Section 162(m).

                                          The Honorable John E. Sheehan
                                          Anthony L. Craig
                                          Willem H.J. Andersen
                                          John E. Myers

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of (i) the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) (the "CRSP Nasdaq Index") and (ii) the CRSP Index for Nasdaq Computer Manufacturers Stocks (the "CRSP Computer Index"). This graph assumes the investment of $100 on December 31, 1990 in the Company's Common Stock, the CRSP Nasdaq Index and the CRSP Computer Index and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 31, 1991, 1992, 1993, 1994 and 1995.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                        12/31/90   12/31/91   12/31/92   12/31/93   12/30/94   12/31/95
Iomega Corporation        $100.00    $158.10    $137.20     $47.70     $75.60  $1,130.80
CRSP Nasdaq Index         $100.00    $160.60    $186.90    $214.50    $209.70    $296.30
CRSP Computer Index       $100.00    $139.90    $188.10    $178.20    $195.70    $308.20

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year. Arthur Andersen LLP has served as the Company's independent auditors since the Company's inception. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies for this year's Annual Meeting of Stockholders, at a cost to the Company of approximately $5,000 plus reimbursement of reasonable expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

    Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal office in Roy, Utah not later than November 8, 1996 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          DONALD R. STERLING, SECRETARY

March 8, 1996

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

PROXY                           IOMEGA CORPORATION                      PROXY

    PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 1996

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoint(s) Kim B. Edwards and Donald R. Sterling, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Iomega Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Little
America Hotel, 500 South Main Street, Salt Lake City, Utah 84101 on Tuesday, April 23, 1996 at 11:00 a.m, local time, and at any adjournment thereof.

                  (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

(1) To elect the                               Nominees: William H.J. Andersen
    nine directors                                       Robert P. Berkowitz
    listed at right                                      Anthony L. Craig
    (except as marked below)                             David J. Dunn
                                                         Kim B. Edwards
                 WITHHOLD                                Michael J. Kucha
     FOR all     AUTHORITY                               John R. Myers
    nominees     to vote for all nominees                John E. Nolan, Jr.
      / /            / /                                 The Honorable
                                                          John E. Sheehan
FOR all nominees except the following: (to withhold authority to vote for any individual nominee, write that nominee's name below):

-------------------------------------------

(2) To ratify the selection of Arthur Andersen
    LLP as the Company's independent
    auditors for the current year.

     FOR    AGAINST   ABSTAIN
     / /      / /       / /

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL REVOKE THIS PROXY IN WRITING OR AFFIRMATIVELY INDICATE HIS INTENT TO VOTE IN PERSON.

SIGNATURE
         -----------------------------------

DATE
    ----------------------------------------

SIGNATURE
         -----------------------------------
             IF HELD JOINTLY

DATE
    ----------------------------------------


NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.